Exhibit 16.1

[KPMG Logo]
	KPMG LLP	Telephone	617 988 1000
	99 High Street	Fax	617 507 8321
	Boston, MA 02110-2371	Internet	www.us.kpmg.com

April 18, 2008

Securities and Exchange Commission

Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Synta Pharmaceuticals Corp. (Synta) and, under the date of March 19, 2008, we reported on the consolidated financial statements of Synta Pharmaceuticals Corp. as of and for the years ended December 31, 2007 and 2006.  On April 14, 2008, we were dismissed.  We have read Synta Pharmaceuticals Corp.’s statements included under Item 4.01(a) of its Form 8-K dated April 18, 2008, and we agree with such statements, except that we are not in a position to agree or disagree with Synta’s statement that the audit committee of the board of directors dismissed KPMG LLP.

Very truly yours,

/s/ KPMG LLP